Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

IMPLANT SCIENCES CORPORATION,

ACCUREL SYSTEMS INTERNATIONAL CORPORATION,

MAJID GHAFGHAICHI AND VAHE SARKISSIAN

March 9, 2005

TABLE OF CONTENTS

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of March 9, 2005 (the “Execution Date”), by and among Implant Sciences Corporation, a Massachusetts corporation (the “Purchaser” or “IMX”), Accurel Systems International Corporation, a California corporation (the “Company”), and Majid Ghafghaichi and Vahe Sarkissian (collectively, the “Company Stockholders”).  The Purchaser, the Company and each of the Company Stockholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company Stockholders own an aggregate of 2,000,000 shares of the Company’s common stock, no par value (the “Accurel Stock”), representing One Hundred Percent (100%) of all of the issued and outstanding shares of capital stock of the Company as of the Execution Date and the Closing Date;

WHEREAS, the Company Stockholders wish to sell, and the Purchaser wishes to buy, all of the Accurel Stock (the “Sale”); and

WHEREAS, the Company Stockholders, the Company and the Purchaser desire to make certain representations, warranties, covenants and other agreements in connection with the Sale.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all Parties, the Parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1                                      Defined Terms.  Certain capitalized terms used in this Agreement are defined in Schedule A hereto.  Other capitalized terms are defined elsewhere herein.

ARTICLE II.
THE SALE

Section 2.1                                      The Sale.  Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined) the Company Stockholders shall sell, and the Purchaser shall buy, all of the Accurel Stock.

Section 2.2                                      Closing.

(a)                                  The Closing.   The parties shall effect the closing of the transactions contemplated hereby (the “Closing”) on the Execution Date, or at such other time as the Parties hereto agree (the “Closing Date”).  The Closing shall take place and occur by the exchange of documents and funds by facsimile, electronic transmission and mail/courier unless otherwise agreed by the

Parties.

(b)                                 Fees and Expenses; Brokerage Fees.  It is specifically understood and agreed by the Parties that: (i) the Company shall be responsible for all legal, accounting and other professional fees and expenses incurred in connection with the Sale and the other transactions contemplated hereby on behalf of the Company and the Company Stockholders in an amount not to exceed $30,000 in the aggregate; (ii) the Company Stockholders shall be responsible for all legal, accounting and other professional fees and expenses incurred in connection with the Sale and the other transactions contemplated hereby on behalf of the Company and the Company Stockholders in excess of $30,000 and (ii) the Purchaser shall be responsible for all legal, accounting and other professional fees and expenses incurred by the Purchaser in connection with the Sale and the other transactions contemplated hereby.  Notwithstanding the foregoing, the Company Stockholders and not the Company will be responsible, jointly and severally, for the payment of brokerage fees due to the U-Group for its services provided in connection with the Closing of the transactions described in this Agreement.

(c)                                  Closing Deliveries.  At the Closing: (i) the Purchaser will pay to the Company Stockholders the Purchase Price (as defined in Section 2.4(a) below), subject to the Holdback as provided in Section 2.4(c) below; (ii) the Company Stockholders will deliver the stock certificates representing the Accurel Stock, duly endorsed for transfer or accompanied by stock powers duly executed in blank, free and clear of all Liens, and any other documents that are necessary to transfer to the Purchaser good title to all the Accurel Stock; (iii) the Purchaser, the Company and the Company Stockholders will each execute and deliver the documents required to be delivered by each of them pursuant to Articles II and VII hereunder; and (iv) the Purchaser, the Company and the Company Stockholders will either: (A) confirm in writing the satisfaction of all closing conditions, as described in Article VII hereto, or (B) expressly waive in writing the fulfillment of any such closing condition, in each of their sole discretion.

(d)                                 Further Assurances.  At or after the Closing, and without further consideration, the Company and Company Stockholders will execute and deliver to the Purchaser such further instruments of conveyance and transfer as the Purchaser may reasonably request in order to more effectively convey and transfer the Accurel Stock to the Purchaser and to place the Purchaser in complete, absolute and operational control of the Company.

Section 2.3                                      Directors and Officers.  At the Closing, all current directors and officers of the Company shall execute and deliver their written resignations to the Company and the Purchaser.

Section 2.4                                      Consideration and Lock-Up.

(a)                                  Consideration.  As consideration in full for the Sale of the Accurel Stock, the Purchaser will pay to the Company Stockholders, in the aggregate, a total of Eleven Million Three Hundred Thousand Dollars ($11,300,000), consisting of: (i) Six Million Dollars ($6,000,000) in cash, (ii) Three Million Six Hundred Fifty Dollars ($3,650,000) of the Purchaser’s common stock, $.10 par value (the “IMX Stock”), the value of such IMX Stock to be determined in accordance with Section 2.4(d) below, and (iii) One Million Six Hundred Fifty

Thousand Dollars ($1,650,000) in a secured promissory note, payable in accordance with Section 2.4(b) below,  (collectively, the “Purchase Price”).

(b)                                 Secured Promissory Note.  The Purchaser shall deliver a Secured Promissory Note (the “Secured Note”) in the amount of $1,650,000, payable to the Company Stockholders on the date which is 120 days after the Closing Date.   The Secured Note shall accrue simple interest at five percent (5%) per annum, and shall be secured by all of the equipment of the Company.    The Purchaser, the Company and the Company Stockholders shall enter into a Note and Security Agreement to memorialize such obligations.

(c)                                  Holdback.  Up to Five Hundred Thousand Dollars ($500,000) (the “Holdback”) in cash will be held back from the money payable to the Company Stockholders under the Secured Note and will be placed in escrow by Purchaser, subject to the terms of the Holdback Agreement, attached hereto as Exhibit A to secure all of the Company Stockholders’ indemnification obligations to the Purchaser under this Agreement (the “Holdback Agreement”). The Holdback shall be released to the Company Stockholders ratably at the rate of twenty-five percent (25%) every ninety (90) days, commencing on the date that is ninety (90) days after the Closing Date and on each ninetieth (90th) day thereafter with the final release of Holdback to occur on the first anniversary of the Closing Date; provided, however, such releases of the Holdback to the Company Stockholders shall immediately cease upon the giving of a Claims Notice by the Purchaser pursuant to Article IX.  Notwithstanding the above, the balance of the Holdback, if any, shall be released to the Company Stockholders on the first anniversary of the Closing Date.

(d)                                 Valuation of IMX Stock.  For the purposes of determining the number of shares to be issued at Closing, the value of the IMX Stock shall be calculated using $8.728 as the per share price (the “Closing Price”).  Notwithstanding the foregoing, in the event the Closing Price is more than twenty-five percent (25%) higher or lower than the average closing price for the twenty (20) trading days prior to the last day of the Accurel Lock-Up (as defined in the Lock-Up Agreement attached hereto as Exhibit B), the Company Stockholders shall be required to surrender, free of any Liens, that number of shares of IMX Stock received as consideration as is required to limit the increase in value of the stock consideration to twenty-five percent (25%), or shall be entitled to receive that number of additional shares of the common stock of Purchaser as is required to limit the decrease in value of the stock consideration to twenty-five percent (25%) (the “Additional IMX Stock”), respectively.

(e)                                  No Fractional Shares.  No fraction of a share of IMX Stock or Additional IMX Stock, if any, will be issued in connection with the Sale.  Each fraction of a share of IMX Stock or Additional IMX Stock, if any, shall be rounded to the nearest whole number.

(f)                                    Company Stockholders Lock-Up.  The Company Stockholders will enter into a Lock-Up Agreement in the form attached hereto as Exhibit B (the “Lock-Up Agreement”).

(g)                                 [INTENTIONALLY OMMITTED].

Section 2.5                                      Restricted Securities.  Until registered with the SEC for trading on the public markets as provided in Section 6.6 below, the shares of IMX Stock and Additional IMX Stock to be issued pursuant to Section 2.4 hereof will be restricted securities within the meaning of the Securities Act, as of the Closing will not have been registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act and may not be sold or transferred absent such registration or unless an exception from registration is available.  The Company Stockholders acknowledge and understand that the IMX Stock and Additional IMX Stock, if any, will have been issued for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing the IMX Stock and the Additional IMX Stock, if any, in full compliance with all applicable provisions of the Securities Act, the rules and regulations promulgated by the SEC thereunder, and applicable state securities laws; and that an investment in the IMX Stock and the Additional IMX Stock, if any, is not a liquid investment.  The certificates evidencing such shares of IMX Stock and Additional IMX Stock, if any, shall bear a legend substantially in the following form, in addition to any other legends required by applicable state Law:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO: (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (III) AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.”

Upon the registration of the IMX Stock and Additional IMX Stock with the SEC as provided in Section 6.6 below, and upon the delivery of an opinion of counsel, reasonably acceptable to Purchaser, to the effect that the holders thereof are entitled to have such legend removed pursuant to the provisions of the Securities Act and Rule 144 promulgated thereunder, Purchaser shall remove the restrictive legend from the shares of IMX Stock or Additional IMX Stock.  Purchaser’s obligation to remove such legend shall be conditioned upon the receipt of such legal opinion.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE
COMPANY STOCKHOLDERS AND THE COMPANY

Except as disclosed in the Company and Company Stockholders Disclosure Schedule or as specifically provided for in this Article III, the Company Stockholders and the Company, severally and jointly represent and warrant to the Purchaser as hereinafter set forth in this Article III.   Notwithstanding the foregoing sentence and from and after the Closing Date, the Company Stockholders shall (i) assume, severally and jointly, all obligations and liabilities of the Company arising, directly or indirectly, from the Company’s representations and warranties under this Article III and all other covenants and agreements of the Company under this Agreement, and (ii) unconditionally release the Company from any and all obligations and liabilities arising, directly or indirectly, from a breach of the Company’s representations and warranties under this Article III and all other covenants and agreements of the Company under this Agreement.

Section 3.1                                      Organization, Standing and Power.  Each of the Company and its corporate Affiliates is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Each of the Company and its corporate Affiliates has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and to be in good standing would have a Company Material Adverse Effect.  The Company has delivered or made available a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of the Company and each of its corporate Affiliates, each as amended to the Execution Date to the Purchaser.  Each of the Company and its corporate Affiliates is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.  A list of the Company’s subsidiaries, including name, state of incorporation, number of shares outstanding and a list of shareholders, is included in Schedule 3.1 to the Company and Company Stockholders Disclosure Schedule.  The Company does not, directly or indirectly, own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any non-individual Person.

Section 3.2                                      Capital Structure.

(a)                                  The authorized capital stock of the Company consists of 15,000,000 shares of Company’s common stock, no par value, of which there are and will be 2,000,000 shares issued and outstanding as of the Execution Date and the Closing Date.  As of the Execution Date and the Closing Date, there are no shares of Company Preferred Stock authorized and there will be no shares of Company Preferred Stock issued and outstanding.  As of the Execution Date and the Closing Date, there are and will be no options, warrants, convertible notes or other outstanding commitments to issue any shares of common stock of the Company, any Company Preferred Stock or any other securities of the Company issued and outstanding.  Schedule 3.2(a) to the Company and Company Stockholders Disclosure Schedule lists all of the stockholders of the Company and the amount of shares owned by each such stockholder.

(b)                                 All shares of Accurel Stock are duly authorized, validly issued, fully paid and non-assessable, free of any Liens and not subject to preemptive rights or rights of first refusal created by California Law, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company or any Company Stockholder is a party or by which it is bound.  All shares of Accurel Stock were issued in compliance in all material respects with all applicable federal and state securities Laws.  Except for the agreements contemplated by this Agreement and the agreements set forth in Schedule 3.2(b) to the Company and Company Stockholders Disclosure Schedule, there are no contracts, commitments or agreements relating to voting, purchase or sale of the Accurel Stock: (i) between or among the Company and any of the Company Stockholders and (ii) between or among any of the Company Stockholders.

Section 3.3                                      Authority; No Conflicts or Consents.

(a)                                  The Company and the Company Stockholders have all requisite corporate power and authority to enter into this Agreement and to consummate the Sale and the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Sale and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, including approval by the Company’s board of directors and stockholders, and consented to in writing by any other Person whose consent is necessary for the consummation of the Sale and the other transactions contemplated hereby.

(b)                                 This Agreement has been duly executed and delivered by the Company and the Company Stockholders and constitutes the valid and binding obligation of the Company and the Company Stockholders enforceable against the Company and the Company Stockholders by Purchaser in accordance with its terms.  The execution and delivery of this Agreement by the Company and the Company Stockholders do not, and the execution of the other agreements contemplated by this Agreement and the consummation of the Sale and the other transactions contemplated hereby and thereby will not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under: (i) any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) any Company Authorization (as defined in Section 3.7), or (iii) any contract or agreement to which any of the Company or the Company Stockholders is a party, or any of their respective assets are bound.

(c)                                  Except as set forth in Schedule 3.3(c) to the Company and Company Stockholders Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any foreign, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) is required with respect to the Company and the Company Stockholders in connection with the execution and delivery of this Agreement or the consummation of the Sale and the other transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(d)                                 Except as set forth in Schedule 3.3(d) to the Company and Company Stockholders Disclosure Schedule, neither the Company, the Company Stockholders nor their respective Affiliates is subject to or bound by any provision of:

(i)                                     any Law;

(ii)                                  any contract, mortgage, deed of trust, lease, note, agreement, understanding, proxy, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction, or

(iii)                               any consent, judgment, order, writ, award, injunction or decree of any Governmental Authority or arbitrator,

that would conflict with, prevent or be violated by or that would result in the creation of any Lien as a result of, or under which there would be a default or right of termination, amendment, acceleration, revocation, cancellation or suspension as a result of, the execution, delivery and performance by the Company and the Company Stockholders of this Agreement, any other document contemplated hereby, including all agreements and instruments which are Exhibits hereto (each, an “Other Document”), the consummation of the Sale or the other transactions contemplated hereby or thereby.  Except as set forth in Schedule 3.3(d) to the Company and Company Stockholders Disclosure Schedule, no consent, novation, order, license, permit, approval or authorization of or declaration, notice or filing with any Person is required for: (i) the valid execution, delivery and performance by the Company and the Company Stockholders of this Agreement or any Other Document and the consummation of the Sale or the other transactions contemplated hereby and thereby or (ii) the ability of Purchaser to operate the Company’s business in substantially and materially the same manner as the business was operated by the Company prior to the Closing Date.

Section 3.4                                      Financial Statements; Liabilities.

(a)                                  The Company has heretofore furnished Purchaser with copies of the following audited financial statements of the Company: (i) balance sheet as at December 31, 2004; (ii) statements of operations for each of the years ended on 2002, 2003 and 2004; (iii) a balance sheet (the “Reference Balance Sheet”) as at December 31, 2004 (the “Reference Balance Sheet Date”); and (iv) an unaudited balance sheet dated as of the Closing Date (“Closing Balance Sheet”) (copies of all financial statements of the Company referred to in clauses (i) through (iv) above are set forth in Schedule 3.4(a) to the Company and Company Stockholders Disclosure Schedule and are referred to herein as the “Company Financial Statements.”)  Except as set forth in Schedule 3.4(a) to the Company and Company Stockholders Disclosure Schedule, all Company Financial Statements are complete and correct and were prepared in accordance with GAAP, consistently applied throughout the periods indicated, have been prepared based on the Books and Records of the Company, and present fairly the financial position of the Company at such dates and the results of its operations and cash flows for the periods then ended, subject to normal year end adjustments made in accordance with GAAP and to such inaccuracies, if any, which are not material in nature or amount.

(b)                                 There are no Liabilities of or against the Company of any nature (accrued, absolute or contingent, or known) except: (i) as and to the extent reflected or reserved against on the Closing Balance Sheet; (ii)  as set forth in Schedule 3.4(b) to the Company and Company Stockholders Disclosure Schedule; (iii) those that are individually, and in the aggregate, not material and were incurred since the Reference Balance Sheet Date in the ordinary course of business consistent with prior practice, and reflected on the Closing Balance Sheet; and (iv) open purchase or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with prior practice.

(c)                                  As of the 31st of December, 2004 and as of the Closing Date, the Company

outstanding accounts receivable (“Accounts Receivable”) and outstanding accounts payable (“Accounts Payable”) are and will be as set forth in Schedule 3.4(c) to the Company and Company Stockholders Disclosure Schedule, which shall include with respect to each of the Accounts Receivable the account debtor’s name, amount due, and number of days outstanding for each such debtor, and with respect to each of the Accounts Payable shall include the vendor’s name, amount owed, and number of days outstanding for each such vendor.

(d)                                 All Accounts Receivable arose in the ordinary course of business and the reserves for bad debts set forth on the Company’s Closing Financial Statements are adequate in the opinion of the Company and the Company’s Stockholders subject to any reserves for bad debt accounts as set forth on the Company’s Closing Financial Statements, are to the knowledge of the Company and the Company Stockholders fully collectible in the ordinary course of business, without resort to litigation, at the face amount thereof and will not be subject to counterclaim, set-off or other reduction the impact of which would have a Company Material Adverse Effect.

Section 3.5                                      Absence of Certain Changes.  Except as set forth in Schedule 3.5 to the Company and Company Stockholders Disclosure Schedule or as expressly contemplated by this Agreement, since the Reference Balance Sheet Date there has not occurred as of the Execution Date and there will not have occurred as of the Closing Date: (i) any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, (ii) any acquisition, sale or transfer of any material asset of the Company or any of its Affiliates, (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its or any of its Affiliates’ assets, (iv) any declaration, setting aside, or payment of a dividend or other distribution (whether in cash, stock or property) with respect to the shares or securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of the Accurel Stock, (v) any action to amend or change the Certificate of Incorporation or Bylaws of the Company, or (vi) any negotiation or agreement by the Company and the Company Stockholders or any of their respective Affiliates to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

Section 3.6                                      Litigation.  Except as set forth in Schedule 3.6 to the Company and Company Stockholders Disclosure Schedule, there is no civil or criminal, private or governmental action, suit, proceeding, claim, arbitration, governmental investigation, or to the knowledge of the Company and the Company Stockholders, any governmental or private regulatory activity or investigation pending before or being undertaken by any agency, court or tribunal, foreign or domestic (each a “Proceeding”) against the Company, any of its Affiliates, the Company Stockholders or any of their respective properties or any of their respective officers or directors (in their capacities as such and not as individuals unaffiliated with the Company).  No Proceeding is being threatened against the Company, any of its Affiliates, the Company Stockholders or their Affiliates or any of their respective properties or any of their respective officers or directors (in their capacities as such and not as individuals unaffiliated with the Company).  There is no Proceeding, judgment, decree or order against the Company and the Company Stockholders or any of their respective Affiliates, or, to the knowledge of the

Company and the Company Stockholders, or any of their respective Affiliates, or any of their respective directors or officers (in their capacities as such and not as individuals unaffiliated with the Company), that could prevent, enjoin, or materially alter or delay the Sale or any of the other transactions contemplated by this Agreement, or that could reasonably be expected to have a Company Material Adverse Effect.

Section 3.7                                      Governmental Authorization.  The Company and the Company Stockholders have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity: (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the Company’s business as currently conducted or the holding of any such interest ((i) and (ii) herein collectively called the “Company Authorizations”).  Each such Company Authorization is listed in Schedule 3.7 to the Company and the Company Stockholders Disclosure, and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.8                                      Title to Personal Property.  Except as set forth in Schedule 3.8 to the Company and Company Stockholders Disclosure Schedule, the Company has good, valid and marketable title to all of its personal property, interests in personal properties and material assets reflected in the Reference Balance Sheet or acquired after the Reference Balance Sheet Date.  Such properties and assets with a book value of $15,000 or above are listed in Schedule 3.8 to the Company and Company Stockholders Disclosure Schedule (except properties, interests in properties and assets sold or otherwise disposed of since the Reference Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests, free and clear of all Liens, except: (i) a lien for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii)  liens securing debt which are reflected on the Reference Balance Sheet, and (iv)  liens that individually and in the aggregate would not have a Company Material Adverse Effect.  The plant, property and equipment of the Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear.  All personal properties used in the operations of the Company are reflected in the Reference Balance Sheet to the extent GAAP requires the same to be reflected.

Section 3.9                                      Intellectual Property.

(a)                                  Set forth in Schedule 3.9(a)(i) to the Company and Company Stockholders Disclosure Schedule is a true, accurate and complete list of all Intellectual Property, owned, licensed (except as incorporated into equipment leased or purchased by the Company and used in the services it provides to its customers), or otherwise used by the Company or its Affiliates in its business and by the Company Stockholders in connection with the business of the Company (collectively, the “Company Intellectual Property”).  Set forth in Schedule 3.9(a)(ii) to the Company and Company Stockholders Disclosure Schedule is a true, accurate and complete list of all grant, license, acquisition, purchase, assignment, option, product development, evaluation, confidentiality, non-disclosure, marketing and similar agreements, instruments or arrangements (and any letters of intent relating to any potential agreement) (collectively, the “Company IP Agreements”) to which the Company, its Affiliates or the Company Stockholders are a party relating or pertaining to the Company Intellectual Property.

(b)                                 The Company either: (i) owns and is listed in the records of the appropriate United States, state or foreign registry as the current owner of record for each application and registration of Company Intellectual Property or (ii) has a legally enforceable license or other valid and lawful rights to use (in each case, free and clear of any Liens encumbering the Company or its assets) all Company Intellectual Property used in or necessary for the conduct of its business as currently conducted, including without limitation all patents and patent applications and all trademark registrations and trademark applications.

(c)                                  Except as set forth in Schedule 3.9(c) to the Company and Company Stockholders Disclosure Schedule, to the Company’s or the Company Stockholders’ knowledge the conduct of the business of the Company as currently conducted does not infringe on or misappropriate, either directly or indirectly (such as through contributory infringement or inducement to infringe), the Intellectual Property rights of any Person, and the use by the Company of any Company Intellectual Property is in accordance with the applicable Company IP Agreement.

(d)                                 Except as set forth in Schedule 3.9(d) to the Company and Company Stockholders Disclosure Schedule, to the Company’s and the Company Stockholders’ knowledge, no Person is misappropriating, infringing, diluting or otherwise violating any right of the Company with respect to any Company Intellectual Property owned or used by the Company.  No such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any Person by the Company, the Company Stockholders or any of their respective Affiliates.

(e)                                  Except as set forth in Schedule 3.9(e) to the Company and Company Stockholders Disclosure Schedule, neither the Company, the Company Stockholders nor any of their respective Affiliates have received any written or other notice by any Person of any pending or threatened claim, suit, action, mediation, arbitration, order or other adversarial proceeding: (i) alleging infringement (or other violation) by the Company, the Company Stockholders or any of their respective Affiliates of Intellectual Property or other rights of any Person or (ii) challenging the Company’s ownership or use of, or the validity, enforcement, registrability or maintenance of, any Company Intellectual Property owned or used by the Company and its Affiliates.

(f)                                    Except as set forth in Schedule 3.9(f) to the Company and Company Stockholders Disclosure Schedule, the Company Intellectual Property owned or used by the Company and its Affiliates is being owned or used by the Company in accordance with, and not in breach of, any Company IP Agreements.

(g)                                 Except as set forth in Schedule 3.9(g) to the Company and Company Stockholders Disclosure Schedule, neither the Company, its Affiliates nor the Company Stockholders have entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements which: (i) restrict the Company and the Company

Stockholders’ or their respective Affiliates’ right to use any Company Intellectual Property, (ii) restrict the business of the Company or its Affiliates in order to accommodate a third Person’s Intellectual Property rights, (iii) permit third parties to use any Company Intellectual Property, (iv) reasonably would be expected to provide any third party a defense to patent infringement in connection with any Company Intellectual Property.

Section 3.10                                Company Products and Services.

(a)                                  Schedule 3.10(a) to the Company and Company Stockholders Disclosure Schedule sets forth a complete and accurate listing and description of: (i) any and all products and services designed, developed, licensed, manufactured, sold, promoted, labeled or distributed by, or on behalf of, the Company as of the Execution Date (collectively, the “Company Products”) and (ii) the status and a brief description of any material activities being undertaken by the Company and the Company Stockholders or any other Person with respect to each Company Product, in each case as of the Execution Date (the “Development Activities”).  In this regard the Company has informed IMX and IMX understands and agrees that (i) the Company has no products other than the services it provides to its customers as listed on Schedule 3.10(a) and (ii) the Company has not, as of the Closing Date, undertaken any Development Activities.

(b)                                 The approvals and authorizations listed in Schedule 3.10(b) to the Company and Company Stockholders Disclosure Schedule are those which are required to operate the Company’s business as currently conducted, other than ordinary county business licenses and permits.

(c)                                  To the extent any Company Product has been exported by the Company or Persons with whom the Company is in privity of contract from the United States, the Company has and such other Persons have exported such Company Products in compliance in all material respects with all applicable Laws.

Section 3.11                                Compliance With Laws.  The Company and the Company Stockholders in connection with the Company have not received any notices of violation with respect to, and have complied with, and are not in violation of, any Law with respect to the ownership, operation or conduct of the Company’s business, except for such violations or failures to comply as could not be reasonably expected to have a Company Material Adverse Effect.

Section 3.12                                Environmental Matters.

(a)                                  To the knowledge of the Company and the Company Stockholders, the operations of the Company have at all times been and are in compliance with all Environmental Law, except where any noncompliance would not have a Company Material Adverse Effect.

(b)                                 To the knowledge of the Company and the Company Stockholders, the Company has obtained and is in full compliance with all permits, licenses, authorizations and approvals required under Environmental Law with respect to the operation or conduct of its business or the ownership or operation of its properties and facilities (the “Environmental Approvals”) the failure of which to obtain will not have a Company Adverse Material Effect.  Each such Environmental Approval is listed in Schedule 3.12(b) to the Company and Company Stockholders Disclosure Schedule, and each such Environmental Approval is in full force and effect and will remain in full force and effect after the execution, delivery and performance of this Agreement, provided that any transfer documents required by Environmental Law for such Environmental Approval and identified in Schedule 3.12(ii) to the Company and Company Stockholders Disclosure Schedule are completed as required by Environmental Law.

(c)                                  Neither the Company nor any of its Property or Facilities is subject to any order or, to the Company’s and the Company Stockholders’ knowledge, any proposed order under any Environmental Law.  The Company and the Company Stockholders have not received any notice from any person or Governmental Entity regarding or alleging, and no condition or circumstance exists that is reasonably likely to result in (with or without notice or lapse of time or both) a violation or failure to comply with any term or requirement of any Environmental Law or Environmental Approval, the failure of which to comply will not result in a Company Material Adverse Effect.

(d)                                 The Company and the Company Stockholders have provided or made available to Purchaser true, complete and correct copies and results of all studies, reports, assessments, surveys, correspondence, investigations, audits, analysis, tests and other documents (whether in hard copy or electronic form) in the Company’s and the Company Stockholders’ or their counsel’s possession or control pertaining to the presence or alleged presence of any Hazardous Material at, on or affecting any Property or Facilities, or regarding the Company’s and the Company Stockholders’ compliance with any applicable Environmental Law or Environmental Approval.

(e)                                  To the Company’s and the Company Stockholders’ knowledge, without conducting any investigation of any kind, none of the following exists at any Property or Facilities: any asbestos-containing material in any form which is friable; urea formaldehyde foam insulation; polychlorinated biphenyls; active or out-of-service or underground storage tanks or sites from which such storage tanks have been removed; or landfills, surface impoundments, waste piles or land disposal areas.

(f)                                    The Company and the Company Stockholders have received no notice that the Company is, and to their knowledge believe that the Company is not, a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring on or prior to the Closing Date.

Section 3.13                                Taxes.  Except as disclosed in Schedule 3.13 to the Company and Company Stockholders Disclosure Schedule, as of the Closing:

(a)                                  The Company has timely filed all Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all material respects.  All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company or any subsidiary with respect to any period ending prior to the Closing Date, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided and are reflected in the Company Financial Statements.  The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.  Neither the Company nor any subsidiary has any material liability for unpaid Taxes accruing after the Reference Balance Sheet Date, except for Taxes incurred in the ordinary course of business.  There are no Liens for Taxes on the properties of the Company.

(b)                                 The Company has delivered or made available to Purchaser correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by the Company since inception.  The Company has not waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

(c)                                  Neither the Company nor the Company Stockholders is a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract in respect of the Company.  The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or “disregarded entity” for United States federal income tax purposes.

(d)                                 The Company is not obligated under any agreement, contract or arrangement that will result in the payment of any amount that would not be deductible by reason of Sections 162(m) or 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

(e)                                  The Company has not been nor, to the Company’s and the Company Stockholders’ knowledge, will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign tax Laws as a result of transactions, events or accounting methods employed prior to the Closing Date other than any such adjustments required as a result of the Sale.  The Company has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.  The Company is not currently and has not been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

(f)                                    The Company has not incurred any liability for Taxes pursuant to Section 1374 or 1375 of the Code (and any predecessor provision and any similar provision of applicable state or local or other Tax Law).

(g)                                 The Company has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the Execution Date.

Section 3.14                                Employee Benefit Plans.

(a)                                  Schedule 3.14(a) to the Company’s Disclosure Schedule lists as of the Closing: (i) all current employees and their current annual salaries; (ii) all “employee benefit plans”; (iii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current employee, officer or director of the Company; and (iv) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the “Plans”).

(b)                                 None of the Plans is a Defined Benefit Plan, and neither the Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

(c)                                  All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

(d)                                 True, correct and complete copies of all documents creating or evidencing any Plan have been delivered or made available to Purchaser.

Section 3.15                                Certain Agreements Affected by the Sale.  Except as set forth in Schedule 3.15 to the Company and the Company Stockholders Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Sale and the other transactions contemplated hereby will: (i) result in any material payment (including, without limitation, any severance, unemployment compensation, golden parachute or bonus payment) becoming due to any director, officer, agent or employee of the Company or any other third party, (ii) materially increase any benefits otherwise payable by the Company to its respective directors, officers, agents or employees, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) breach, cause an event of default or give any third party any rights against the Company or the Company Intellectual Property under any Company IP Agreement.

Section 3.16                                Employee Matters.

(a)                                  To its knowledge, the Company is in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in unfair labor practices has not had and would not be reasonably expected to have a Company Material Adverse Effect.  The Company has in all material respects withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to their respective employees; and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

(b)                                 The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending claims against the Company under any workers’ compensation plan or policy or for long term disability that are not covered by insurance.  Except as provided by law and listed on Schedule 3.16(b), the Company has no obligations under The Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, (“COBRA”) with respect to any former employees or qualifying beneficiaries thereunder, except obligations that would not have a Material Adverse Effect on the Company.

(c)                                  There are no controversies pending or, to the Company’s or the Company Stockholders’ knowledge, threatened, between the Company and its employees (including, without limitation, controversies relating to sexual or age discrimination, sexual harassment or similar controversies), which controversies have or could reasonably be expected to result in a Proceeding against the Company before any Governmental Entity except for such Proceeding that would not have a Company Material Adverse Effect.

(d)                                 The Company is not a party to any collective bargaining agreement or other labor union contract, nor do the Company and the Company Stockholders know of any activities or proceedings of any labor union or organization of any such employees.

(e)                                  Except as set forth in Schedule 3.16(e) to the Company and Company Stockholders Disclosure Schedule, neither the Company nor any of its Affiliates is a party to any employment agreement or consulting agreement with any employee or consultant currently engaged by the Company or its Affiliates.  No employees or former employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant relating to the right of any such employee or former employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others.  No employees or consultants who are considered key to the operations or the business of the Company have given notice to the Company, nor are the Company or the Company Stockholders otherwise aware that any such employee or consultant intends to terminate his or her employment or consultancy with the Company.

Section 3.17                                Insurance.  The Company has made available to Purchaser all material policies of insurance of the Company as set forth in Schedule 3.17 to the Company and Company Stockholders Disclosure Schedule, and such Schedule is complete and accurate.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds.  The Company and the Company Stockholders have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.  The Company and the Company Stockholders have not been refused any insurance coverage sought or applied for, for the Company, and the Company and the Company Stockholders have no reason to believe that the Company will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially adversely affect the business, business prospects, properties, condition (financial or otherwise) or results of operations of the Company.

Section 3.18                                Customers and Suppliers.  Schedule 3.18 to the Company and Company Stockholders Disclosure Schedule, to be delivered to Purchaser at the Closing, lists the top twenty (20) suppliers and top twenty (20) customers of the Company in terms of gross purchases and gross revenues, respectively, during the years ended December 31, 2004 and December 31, 2003.  No such customer and no such supplier of the Company has cancelled or otherwise terminated or made any written threat to the Company or the Company Stockholders to cancel or otherwise terminate its relationship with the Company or, at any time on or after the Reference Balance Sheet Date, has materially decreased its purchases or supplies to the Company and, to the Company’s and the Company Stockholders’ knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be.  The Company has not knowingly breached any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

Section 3.19                                Material Contracts.  As of the Closing Date, and except for: (i) the Company IP Agreements, (ii) the contracts set forth in Schedule 3.19 to the Company and Company Stockholders Disclosure Schedule (the contracts listed on such Schedule 3.19 together with the Company IP Agreements, being collectively referred to herein as the “Material Contracts”), and (iii) this Agreement, the Company is not a party to or bound by:

(a)                                  any agreement, contract, instrument or understanding relating to any Intellectual Property (including the Company Intellectual Property);

(b)                                 any distributor, sales, agency or manufacturer’s representative, consulting, joint-venture, or partnership contract, joint research and development contract or technology sharing arrangements;

(c)                                  any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than Five Thousand Dollars ($5,000) over the life of the contract;

(d)                                 any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(e)                                  any contract for capital expenditures in excess of Fifteen Thousand Dollars ($15,000) in the aggregate;

(f)                                    any contract limiting the freedom of the Company to engage in any line of business, to acquire any product or asset from any other Person, to sell any product or asset to, or to perform any service for, any Person, or to compete with any other Person;

(g)                                 any confidentiality, secrecy or non-disclosure contract, which individually or in the aggregate, materially affects or could be reasonably anticipated to materially affect the business or operations of the Company;

(h)                                 any contract pursuant to which the Company is a lessor of real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such personal property contract more than Five Thousand Dollars ($5,000) over the life of the contract;

(i)                                     any contract with any Person with whom the Company does not deal at arm’s length;

(j)                                     any contract which provides for the indemnification of any officer, director, employee or agent of the Company or its Affiliates;

(k)                                  any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or

(l)                                     any agreement of any kind with any Company Stockholder.

Section 3.20                                No Breach of Material Contracts.  All Material Contracts are in the written form previously provided to Purchaser.  The Company has performed all of the material obligations required to be performed by it as of the Execution Date and as of the Closing Date and is entitled to all benefits under, and is not alleged to be in breach or default in respect of any Material Contract.  Each of the Material Contracts is in full force and effect, unamended except as provided or made available to Purchaser, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company’s and the Company Stockholders’ knowledge, with respect to the other contracting party, which, with the giving of notice or the lapse of the time, would become a default or event of default under any Material Contract or would give any Person the right to exercise any remedy, or the right to any rebate, chargeback, penalty or change in delivery schedule, except to the extent such defaults, remedies, penalties or changes have not had and would not be reasonably expected to have a Company Material Adverse Effect.

Section 3.21                                Real Property and Real Property Leases.

(a)                                  Except as set forth in Schedule 3.21(a) to the Company and Company Stockholders Disclosure Schedule, the Company does not own any real property.

(b)                                 Schedule 3.21(b) to the Company and Company Stockholders Disclosure Schedule sets forth a list of all leases, licenses or other occupancy agreements to which the Company is a party as of the Closing Date, that are for the use or occupancy of real estate owned by a third party (“Leases”) (copies of which have previously been furnished to Purchaser), in each case, setting forth: (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address or legal description of each property covered thereby (the “Leased Premises”).  The Leases are in full force and effect in all material respects, and to the knowledge of the Company and the Company Stockholders, have not been amended, and the Company is not and, to the knowledge of the Company and the Company Stockholders, no other party thereto, is in material default or breach under any such Lease and no event has occurred by the Company that, with the passage of time or the giving of notice or both, would cause a breach of or default of the Company under any of such Leases, except to the extent such default would not have a Company Material Adverse Effect.  Except as set forth in Schedule 3.21(b) to the Company and Company Stockholders Disclosure Schedule, the Company has valid leasehold interests in each of the Leased Premises, which leasehold interest is free and clear of any Liens, covenants and easements or title defects of any nature whatsoever.

(c)                                  With respect to the Leased Premises, and except as set forth in Schedule 3.21(c) to the Company and Company Stockholders Disclosure Schedule:

(i)                                     there are no pending or threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting materially and adversely the current use, occupancy or value thereof,

(ii)                                  all improvements, buildings and systems on any such parcel are in good repair and safe for their current occupancy and use (ordinary wear and tear excepted),

(iii)                               except for the MAS Sublease listed on Schedule 3.21(c), there are no contracts or agreements (whether oral or written) granting to any party or parties the right of use or occupancy of any such parcel, and there are no parties (other than the Company) in possession of any such parcel,

(iv)                              there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein,

(v)                                 all Facilities located on each such Leased Premises are supplied with utilities and other services necessary for their ownership, operation or use, currently or as currently proposed by the Company, all of which services are adequate in accordance with all applicable Laws, and

(vi)                              each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of the Company and the Company Stockholders, threatened termination of such access.

Section 3.22                                Certain Business Practices.  Neither the Company, the Company Stockholders nor any of their respective employees or agents has at any time: (i) used any Company’s funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company’s or any Affiliate’s business, (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, which is in any manner illegal under any applicable Law or (iii) made any payment to any customer or supplier of the Company or such Affiliate, or given any other consideration to any such customer or supplier in respect of the Company’s or such Affiliate’s business that violates applicable Law in any material respect.

Section 3.23                                Interested-Party Transactions.  Except as set forth in Schedule 3.23 to the Company and Company Stockholders Disclosure Schedule, no officer, director or stockholder of the Company, no relative or spouse (or relative of such spouse) who resides with, or is a dependent of any of the foregoing, and no Affiliate of any of the foregoing has or has had, directly or indirectly: (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company, any goods or services, (iii) a beneficial interest in any Material Contract or (iv) holds any indebtedness to or from the Company.

Section 3.24                                Information Supplied.  None of: (i) the information, documents or other due diligence matters supplied or to be supplied by or on behalf of Company and the Company Stockholders to Purchaser in written form in connection with this Agreement or any of the other transactions contemplated hereby, (ii) the representations and warranties of the Company and the Company Stockholders contained in this Agreement or any Other Document, or (iii) the Company and Company Stockholders Disclosure Schedule contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.25                                Brokers’ and Finders’ Fees.   The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement, the Sale or the other transactions contemplated hereby or pursuant to any Other Document.  Notwithstanding the foregoing, the Company Stockholders agree to pay on a proportionate basis, severally and jointly, the brokerage fees due to the U-Group for its services provided in connection with the Closing of the transactions under this Agreement.

Section 3.26                                Board and Stockholders’ Approval.  The Board of Directors and all of the stockholders of the Company have reviewed, deliberated and approved this Agreement, the Sale, and the other transactions contemplated hereby.

Sections 3.27                          Investigation by the Company and the Company Stockholders. The Company and the Company Stockholders have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, Intellectual Property and prospects of the Purchaser, which investigation, review and analysis was done by the Company and the Company Stockholders and their respective Affiliates and, to the extent the Company and the Company Stockholders deemed appropriate, by the Company and the Company Stockholders’ representatives.  The Company and the company

Stockholders have received, read, reviewed and investigated all material information contained with the Purchaser SEC Documents including, without limitation, all risk factors contained in the registration statements and annual reports of Purchaser.  The Company and the Company Stockholders acknowledge that they and their respective representatives have been provided adequate access to the personnel, properties, premises and records of the Purchaser and its subsidiaries as they has requested for such purpose.  In entering into this Agreement, the Company and the Company Stockholders acknowledge that they have relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Purchaser’s representatives (except the specific representations and warranties of the Purchaser set forth in this Agreement and the Purchaser Disclosure Schedule.)  The Company and Company Stockholders have formed an independent judgment concerning the Purchaser.  Notwithstanding anything to the contrary in this Section 3.27, the parties agree that the Stockholders retain all of their rights as stockholders in Purchaser afforded to them under applicable law, and that any investigation or failure of the Stockholders to investigate Purchaser prior to the Closing Date does not prohibit the Stockholders from seeking recourse against Purchaser in the event that Purchaser has filed materially misleading documents with the SEC, or has omitted to file documents or provide information to the SEC, the failure of which is materially misleading.

Sections 3.28                          Investment Intent.   Until such time as the IMX Stock and the Additional IMX Stock may be registered for resale with the Securities and Exchange Commission, the Company Stockholders represent and warrant that they are acquiring the IMX Stock and the Additional IMX Stock, if any for their own accounts and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

Section 3.29                                Compliance with Insider Trading Laws.  As of the Closing Date, the Company, the Company Stockholders and their respective Affiliates have not purchased or sold any securities of the Purchaser while in possession of material non-public information.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the Purchaser Disclosure Schedule or as specifically provided for in this Article IV, Purchaser hereby represents and warrants to the Company Stockholders as follows:

Section 4.1                                      Organization, Standing and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Massachusetts.  Purchaser has the corporate power to own its properties and to carry on its businesses as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Purchaser Material Adverse Effect.  Purchaser is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

Section 4.2                                      Capital Structure.  The authorized capital stock of Purchaser consists of: (i) 45,000,000 shares of common stock, par value $0.10 per share, of which there are 9,053,645 shares issued and outstanding as of December 31, 2004, and (ii) 5,000,000 shares of preferred stock, par value $0.10 per share, of which there are 8,886 shares issued and outstanding as of the Execution Date. The shares of IMX Stock and the Additional IMX Stock, if any, to be issued in partial payment of the Purchase Price, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

Section 4.3                                      Authority.

(a)                                  Purchaser has all requisite corporate power and authority to enter into this Agreement, each Other Document to which it is a party and to consummate the Sale and the other transactions contemplated hereby and thereby.  The execution and delivery of this Agreement, each Other Document and the consummation of the Sale and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser, other than approval by the stockholders of Purchaser.

(b)                                 This Agreement and each Other Document to which Purchaser is a party has been duly executed and delivered by Purchaser and each constitutes the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity.  The execution and delivery of this Agreement and each Other Document to which Purchaser is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under: (i) any provision of the Certificate of Incorporation or Bylaws of Purchaser, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Purchaser, or Purchaser’s properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not have had and would not be reasonably expected to have a Purchaser Material Adverse Effect.

(c)                                  Except as would not have a Purchaser Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby and thereby, except for (i)  any filings as may be required under applicable federal, state and local securities laws and the securities laws of any foreign country, (ii)  the filing with the American Stock Exchange (“AMEX”) for the listing of shares of IMX Stock and the Additional IMX Stock issuable in partial payment of the Purchase Price; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay the Sale or any of the transactions contemplated by this Agreement.

Section 4.4                                      SEC Documents; Financial Statements.  Purchaser is current in is filings with the SEC, and has been current for the past year.  All filings, registration statements, proxy statements, prospectuses, annual reports, quarterly reports, exhibits and all other documents and instruments filed by Purchaser with the SEC, any and all amendments thereto, shall be referred to as “Purchaser SEC Documents.”

Section 4.5                                      Absence of Undisclosed Liabilities.  Purchaser has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than: (i) those set forth or adequately provided for in the financial statements (or notes thereto) included in Purchaser’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 and Purchaser’s Quarterly Report on Form 10Q-SB for the fiscal quarters ended September 30, 2004 and December 31, 2004 (the latter date the “Purchaser Balance Sheet Date”), (ii) those incurred in the ordinary course of business since the Purchaser Balance Sheet Date and consistent with past practice, (iii) those incurred in connection with the execution of this Agreement, and (iv) those disclosed in Schedule 4.5 to the Purchaser Disclosure Schedule.

Section 4.6                                      Litigation.  Except as set forth in the Purchaser SEC Documents, as of the Execution Date and the Closing Date, there is no material private or governmental action, suit, proceeding, claim, arbitration, governmental investigation, or to the knowledge of Purchaser, private investigation, pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Purchaser, threatened against Purchaser any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such).  There is no judgment, decree or order against Purchaser or any of its subsidiaries, or, to the knowledge of Purchaser, or any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay the Sale or any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Purchaser Material Adverse Effect.  Schedule 4.6 to the Purchaser Disclosure Schedule lists all material litigation that Purchaser has pending as of the Execution Date against other parties which is not disclosed in the Purchaser SEC Documents.

Section 4.7                                      Brokers’ and Finders’ Fees.  Other than the U Group, Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement, the Sale or any other transaction contemplated hereby or pursuant to any Other Document.

Section 4.8                                      Board Approval.  The Board of Directors of Purchaser has approved the Sale and the other transactions contemplated by this Agreement.

Section 4.9                                      Absence of Certain Changes.  Except as set forth in the Purchaser SEC Documents prior to the Execution Date or as expressly contemplated by this Agreement or as disclosed in Schedule 4.9 to the Purchaser Disclosure Schedule, since the Purchaser Balance Sheet Date there has not occurred any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Purchaser Material Adverse Effect.

Section 4.10                                Investigation by IMX.   IMX has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, Intellectual Property and prospects of the Company, which investigation, review and analysis was done by IMX and its advisors and to the extent that IMX deemed appropriate, by IMX’s representatives.  IMX acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company as it has requested for such purpose.  In entering into this Agreement, IMX acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or the Company Stockholders, or their representatives (except the specific representations and warranties of the Company and Company Stockholders set forth in this Agreement and the Company and Company Stockholders Disclosure Schedule.)  IMX has read and reviewed material information supplied by the Company.  IMX has formed an independent judgment concerning the Company.

ARTICLE V.

[INTENTIONALLY OMITTED]

ARTICLE VI.
ADDITIONAL AGREEMENTS

Section 6.1                                      [INTENTIONALLY OMITTED]

Section 6.2                                      Confidentiality.  Each of the Company and the Company Stockholders and Purchaser acknowledges that: (i) it may have access to material, nonpublic information of the other Party (“Confidential Information”), (ii) it shall retain and hold the Confidential Information of the other Party in confidence and, except as required by Law or judicial or other process of a Governmental Entity, not disclose or reveal any such Confidential Information to others or permit the disclosure thereof, and (iii) it shall return all Confidential Information of the other Party in the event that this Agreement is terminated.  Each party may only use the Confidential Information of another party solely for the purposes permitted under this Agreement.  The parties each agree that misuse of a party’s Confidential Information will entitle it to equitable relief, in addition to any other damages allowable by law.  In addition to any restriction imposed by the Lock-Up Agreement, the Company and the Company Stockholders agree not to use any Confidential Information to purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any shares of Purchaser’s common stock (or other securities, warrants or other forms of convertible securities outstanding or other rights to acquires such securities) of Purchaser.  The Company and the Company Stockholders acknowledge and agree that (i) a purpose of the confidentiality provisions of this Section 6.2 is so that Purchaser may be in compliance with Regulation FD and other applicable regulations promulgated by the SEC and (ii) if the Company or the Company Stockholders do not comply with the provisions of this Section 6.2, the Purchaser may be deed by such action to be in violation of such Laws and regulations, which could have a Purchaser Material Adverse Effect.

Section 6.3                                      Public Disclosure.  The Company, the Company Stockholders and Purchaser shall consult with each others before issuing any press releases or otherwise make any public statements or make any other public (or non-confidential) disclosures, regarding the Sale and the other transactions contemplated hereunder, or otherwise, (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and no Party shall issue a press release or make any statements or disclosures without the prior written approval of the others (which consent shall not be unreasonably withheld), except as may be required by Law or the SEC.

Section 6.4                                      [INTENTIONALLY OMITTED.]

Section 6.5                                      Legal Requirements.  Each of the Company, the Company Stockholders and Purchaser shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the Sale and other transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any Party hereto necessary in connection with any such requirements imposed upon such other Party in connection with the consummation of the Sale and the other transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other Parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

Section 6.6                                      Listing and Registration of Additional Shares.  As a material condition and covenant to this Agreement, Purchaser shall cause all shares of IMX Stock and Additional IMX Stock, if any, to be issued pursuant to the terms of this Agreement to be approved for listing on AMEX or another national exchange.  Purchaser shall file a registration statement under Form S-3 with the Securities and Exchange Commission for the purposes of registering the IMX Stock and the Additional IMX Stock, if any, to be issued pursuant to this Agreement on or before the date that is thirty (30) days from the Closing Date, and shall use its best efforts to cause the registration of the IMX Stock and Additional IMX Stock to become effective.  Further, after expiration of the lock-up period under the Lock-Up Agreement, the Company Stockholders will not be subject to any trading windows, trading policies or other company-imposed restrictions on the purchase and sale of shares applicable to company insiders.

Section 6.7                                      [INTENTIONALLY OMITTED]

Section 6.8                                      Continuation Of Employment To Certain Employees.  Purchaser, in its sole discretion, shall determine which Company employees will be offered continued employment subsequent to the Closing Date in accordance with the policies of Purchaser. All other employees will be terminated by the Company prior to the Closing Date.  The Company shall be responsible for all wages, salaries, unused vacation or personal days, severance payments and other obligations and liabilities which may be owing to any such terminated employees or any Governmental Entities arising from such termination of employment.

Section 6.9                                      Taxes From Transactions.  Company Stockholders will assume, be responsible for and pay any and all federal, state and local individual income taxes, if any, from the gain on the sale of the Company stock of the Company Stockholders resulting from the transactions described in this Agreement.  Notwithstanding the foregoing, the Company will assume, be responsible for and pay any taxes of the Company (i) that have accrued through the Closing Date from the Company’s operations, and (ii) that may be assessed as a result of the transactions hereunder or as a result of any restructuring of the Company by Purchaser as a result of the transactions hereunder.  The Company shall be solely responsible for any and all taxes that it accrues following the Closing Date.

Section 6.10                                Tax Liability Distribution.         Notwithstanding the provisions of Section 3.5 above, the Purchaser will allow the Company to make a one-time cash distribution to the Company Stockholders equal to the actual amount of federal and state income tax liability on the taxable income resulting from the Company’s operations through the Closing Date;  provided, however, that this amount may not exceed Six Hundred Thousand Dollars ($600,000).  This distribution will be paid to the Company Stockholders proportionately at the Closing in the amounts set forth on Schedule 6.10 attached hereto, plus any supplemental schedule that reflects the taxes accrued for the period from January 1, 2005 through the Closing Date. .

ARTICLE VII.
CONDITIONS TO THE SALE

Section 7.1                                      Conditions to Obligations of Each Party to Effect the Sale.  The respective obligations of each Party to this Agreement to consummate and effect this Agreement, each Other Document to which such Party is a party or signatory, the Sale and the transactions contemplated hereby and thereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the Parties hereto:

(a)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Sale shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (which has jurisdiction over the Company, the Company Stockholders or Purchaser), seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Sale, which makes the consummation of the Sale illegal.  In the event an injunction or other order shall have been issued, each Party agrees to use its reasonable efforts to have such injunction or other order lifted.

(b)                                 Governmental Approval.  Purchaser, the Company Stockholders and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Sale and the several transactions contemplated hereby, including but not limited to such approvals, waivers and consents as may be required under the Securities Act and under state blue sky Laws.

(c)                                  Third Party Consents.  Purchaser, the Company Stockholders and the Company shall have timely obtained any and all necessary third-party approvals, waivers and consents, if any, necessary for consummation of or in connection with the Sale and the several transactions contemplated hereby.

Section 7.2                                      Additional Conditions to Obligations of the Company and the Company Stockholders.  The obligations of the Company and the Company Stockholders to consummate and effect this Agreement, each Other Document to which they are a party or signatory, the Sale and the transactions contemplated hereby and thereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company and the Company Stockholders:

(a)                                  Representations, Warranties and Covenants.  Except as disclosed in the Purchaser Disclosure Schedule dated as of the Execution Date: (i) the representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time or, in the case of representations and warranties of Purchaser which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Purchaser Material Adverse Effect; and (ii) Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Purchaser as of the Closing.

(b)                                 Purchaser Officer’s Certificate.  At the Closing, the Company and the Company Stockholders shall have received a duly executed certificate on behalf of Purchaser by an authorized officer to the effect set forth in Section 7.2(a), in the form attached hereto as Exhibit C.

(c)                                  Purchaser Counsel Legal Opinion.  The Company and the Company Stockholders shall have been furnished with the opinion of Ellenoff Grossman & Schole LLP, counsel to Purchaser, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D.

(d)                                 Secured Note and Note and Security Agreement.   The Company Stockholders shall have been furnished with an executed copy of the Secured Note from Purchaser dated as of the Closing Date, and an executed Note and Security Agreement signed by Purchaser on behalf of itself and the Company, effective immediately after Closing.

Section 7.3                                      Additional Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate and effect this Agreement, each Other Document to which it is a part or signatory, the Sale and the transactions contemplated hereby and thereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Purchaser:

(a)                                  Representations, Warranties and Covenants.  Except as disclosed in the Company and Company Stockholders Disclosure Schedule dated as of the Execution Date (as amended by any Disclosure Schedule Update accepted in writing by the Purchaser): (i) the representations and warranties of the Company and the Company Stockholders in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time or, in the case of representations and warranties of the Company and the Company Stockholders which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect and (ii) the Company and the Company Stockholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company and the Company Stockholders as of the Closing.

(b)                                 Due Diligence Review.  Purchaser shall have completed its due diligence review of all relevant matters relating to the Company and the Company Stockholders with the full cooperation of the Company’s management and the Company Stockholders, including, without limitation, financial, legal, business and other matters, to its satisfaction and the satisfaction of its counsel, accountants and professional advisors, in their discretion.

(c)                                  Audit.  The Company shall have provided Purchaser with a satisfactory audit of the Company’s financial statements as at December 31, 2002, 2003 and 2004 and for the years ended December 31, 2003 and 2004 prepared in accordance with GAAP, including an unqualified auditor’s report and the consent of the Company’s auditor to include said report in any and all SEC filings required to be made by the Purchaser.

(d)                                 Absence of Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the Execution Date.

(e)                                  [INTENTIONALLY OMITTED]

(f)                                    Employment Offer Letters.  Purchaser shall extend the same treatment and benefits to the continuing employees (to whom Purchaser in its discretion has extended continued employment pursuant to Section 6.8) as currently provided by the Company to the continuing employees immediately prior to the Closing Date.

(g)                                 [INTENTIONALLY OMITTED].

(h)                                 Company Officer’s Certificate.  Purchaser shall have been provided with a certificate executed on behalf of the Company and the Company Stockholders to the effect set forth in Section 7.3(a), substantially in the form attached hereto as Exhibit E

(i)                                     Company Secretary Certificate.  Purchaser shall have received a duly executed certificate from the Secretary of the Company with respect to: (i) the certificate of incorporation, as certified by the Secretary of State of California as of a recent date, and bylaws of the Company, (ii) resolutions of the board of directors of the Company with respect to the approval and authorization of this Agreement and the other agreements contemplated hereby, and recommending that the Company Stockholders consummate the transactions contemplated hereunder, (iii) certification of the vote, or written consent in lieu thereof of the Company Stockholders, (iv) certificates of existence, good standing and tax clearances, as of a recent date from the Secretary of State of the State of California and all other jurisdictions where the Company does business and (v) the incumbency of the executing officers of the Company, substantially in the form attached hereto as Exhibit F.

(j)                                     Company Stockholder Certificates.  Purchaser shall have received a duly executed certificate from each Company Stockholder with respect to such Company Stockholder’s ownership of the Accurel Stock being sold by such Company Stockholder, substantially in the form attached hereto as Exhibit G.

(k)                                  Legal Opinion.  Purchaser shall have been furnished with the opinion of White & Lee LLP, counsel to the Company and the Company Stockholders, dated as of the Closing Date, substantially in the form attached hereto as Exhibit H, including an opinion with regard to bulk sales.

(l)                                     Confirmation Regarding No Options.   At the Closing, Purchaser shall have received an Officer’s Certificate confirming that there are no options or warrants to purchase any capital stock or securities of the Company issued and outstanding.

(m)                               [INTENTIONALLY OMITTED.]

(n)                                 Lock-Up Agreement.  At the Closing, the Company Stockholders shall have entered into a Lock-Up agreement with Purchaser in the form attached hereto as Exhibit B.

(o)                                 [INTENTIONALLY OMITTED.]

(p)                                 Resignations.  All current officers and directors of the Company shall have resigned in writing and delivered such written resignations to the Company and the Purchaser.

(q)                                 Accurel Stock Certificates.  The Company Stockholders shall deliver at Closing certificates representing all shares of the Accurel Stock, duly endorsed for transfer or accompanied by stock powers duly executed in blank, free and clear of all Liens, and any other documents that are necessary to transfer to the Purchaser good title to all Accurel Stock.

(r)                                    Instruments and Possessions.  In order to effect the Sale, the Company and the Company Stockholders shall have executed and/or delivered to Purchaser:

(i)                                     all Books and Records of the Company;

(ii)                                  such keys, lock and safe combinations and other similar items as Purchaser shall require to obtain full, complete and absolute occupation, possession and control of the Company facilities, including safety deposit boxes;

(iv)                              such other certificates, documents, instruments and agreements (including any documents necessary to change signatories on the Company’s bank accounts) as Purchaser shall deem necessary in its reasonable discretion in order to effectuate the Sale and the other transactions contemplated herein, in form and substance reasonably satisfactory to Purchaser.

ARTICLE VIII.
TERMINATION

[INTENTIONALLY OMITTED]

ARTICLE IX.
SURVIVAL; INDEMNIFICATION; NON-INTERVENTION AND NON-COMPETITION

Section 9.1                                      Survival.  Except as otherwise set forth in Section 9.2 below, the representations and warranties contained in this Agreement shall survive the Closing Date for a period of eighteen (18) months , except that any representation or warranty of the Company and the Company Stockholders relating to Taxes shall survive until the expiration of one (1) year after the expiration of the applicable statute of limitations.  The provisions of Sections 2.4(c) and (d), 2.5, 6.2 and 6.10 and this Article IX shall survive the Closing or the termination of this Agreement.

Section 9.2                                      Obligation of the Company and the Company Stockholders to Indemnify.  From and after the Closing, the Company Stockholders, severally and jointly, agree to indemnify, defend and hold harmless Purchaser (and Purchaser’s directors and officers only) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ and consultants’ fees and disbursements) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any: (i) undisclosed liabilities, (ii) inaccuracy in any material representation or warranty of the Company and the Company Stockholders contained in this Agreement, the Exhibits hereto or in the Company and Company Stockholders Disclosure Schedules or the Disclosure Schedule Update or (iii) breach by the Company or the Company Stockholders of any material covenant or agreement contained in this Agreement.  Any Losses to be indemnified by the Company Stockholders pursuant to this Article IX shall be satisfied first from the Holdback, up to the maximum aggregate liability amounts described below.  It is specifically acknowledged and agreed by the Parties that from the Closing Date, the Company Stockholders shall (i) assume, jointly and severally, all indemnification obligations and liabilities of the Company under this Article IX, provided that the Purchaser uses best efforts to serve both Company Stockholders at the onset of any Claim made by the Purchaser under this section, and (ii) unconditionally release the Company from any and all indemnification obligations and liabilities of the Company under this Article IX. Notwithstanding the above, in the event that after using its best efforts, Purchaser is unable to serve one of the Company Stockholders, it may proceed with such claims. It is further specifically acknowledged and agreed by the Parties that (except for any representation or warranty of the Company and the Company Stockholders relating to Taxes) from the Closing Date and (i) for a period of six months afterwards, the entire liability of the Company Stockholders of any kind under this Agreement and under any theory of law shall be limited to

$2,000,000 in the aggregate; (ii) for a period beginning six months from the Closing Date and ending a year after the Closing Date, the entire liability of the Company Stockholders of any kind under this Agreement and under any theory of law shall be limited to $1,500,000 in the aggregate; (iii) for a period beginning one year from the Closing Date and eighteen months after the Closing Date, the entire liability of the Company Stockholders of any kind under this Agreement and under any theory of law shall be limited to $1,000,000 in the aggregate; and (iv) thereafter the Company Stockholders shall have no more liability under this Agreement and under any theory of law, provided, however, that the liability limits referenced in subsections (i) through (iii) of this sentence shall continue in force past the dates referenced in such subsections upon the giving of a Claims Notice by the Purchaser pursuant to this Article IX.  In this event, the liability limit will be that limit that pertains to the period after the Closing Date during which the Claims Notice was delivered by Purchaser.

Section 9.3                                      Obligation of Purchaser to Indemnify.  From and after the Closing, Purchaser agrees to indemnify, defend and hold harmless the Company Stockholders from and against any Losses based upon, arising out of or otherwise in respect of any: (i) inaccuracy in any material representation or warranty of Purchaser contained in this Agreement or the Purchaser Disclosure Schedule, or (ii) breach by Purchaser of any material covenant or agreement contained in this Agreement.

Section 9.4                                      Notice and Opportunity to Defend.

(a)                                  Promptly after receipt by any Person entitled to indemnity under this Agreement (an “Indemnitee”) of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give written notice thereof (a “Claims Notice”) to any other Party (or Parties) who is or may be obligated to provide indemnification pursuant to Section 9.2 or 9.3 (the “Indemnifying Party”).  The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.  Notwithstanding the foregoing, the failure of an Indemnitee to give a Claims Notice shall not affect the obligations of the Indemnifying Party to the Indemnitee under this Article IX.

(b)                                 The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability.  If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days after the date the Claims Notice is given (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability; provided, however, that the Indemnifying Party may settle or compromise any Asserted Liability without the consent of the Indemnitee so long as such settlement or compromise releases the Indemnitee and does not include any admission or statement of fault against the Indemnitee.  If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and all reasonable expenses incurred by the Indemnitee in defending or compromising such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and amounts required to be paid in connection with any compromise or settlement consented to by the Indemnitee, shall be borne by the Indemnifying Party.  In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in (but the Indemnitee may not control) the defense of such Asserted Liability.  If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

Section 9.5                                      Non-Intervention.  The Purchaser, the Company and the Company Stockholders agree that in the event that the transactions contemplated hereunder do not close for any reason, or if this Agreement is terminated, for a period of three (3) years from the Execution Date, none of the Parties hereto will solicit any customers or employees specifically divulged to each of the Parties in connection with the due diligence process or otherwise in connection with this Agreement and the transactions contemplated hereunder.

Section 9.6                                      Non-Competition.

(a)                                  Non-Competition.  In consideration of the Sale, and subject to the exceptions set forth in Section 9.6(b), Majid Ghafghaichi and Vahe Sarkissian covenant to Purchaser that, for a period of eighteen (18) months from the Closing Date (the “Non-Competition Period”), neither Mr. Ghafghaichi nor any Affiliate of Mr. Ghafghaichi (excepting as an Affiliate for purposes of this section Hooman Shahlavi), nor Mr. Sarkissian, as a individual, will, directly or indirectly (in any capacity, including as a stockholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person: (i) engage in, or have any financial interest in any Person other than Purchaser that provides services identical to the services provided by the Company to its customers as of the Closing Date as explicitly listed and described on Exhibit 9.6(a) attached (referred to as a “Competing Business”) in the United States of America (the “Territory”), (ii) solicit for employment, any Person who is an employee of Purchaser or (iii) employ, or recruit or solicit, influence, or attempt to solicit or influence, any customer of Company within the Territory as of the Closing, or any Person that is, or within the 12-month period preceding the date of such activity was, a purchaser of any product or service from Company or its Affiliates.  Notwithstanding the above, subsection 9.6(a)(iii) shall not apply to Nano Measurements, Inc., an Affiliate of Mr. Ghafghaichi, so long as Nano Measurements is not a Competing Business.

(b)                                 Exceptions.  It will not be a violation of the restrictive covenant set forth in Section 9.6(a) for Mr. Ghafghaichi or any Affiliate of Mr. Ghafghaichi, or Mr. Sarkissian, as an individual, to invest in the publicly-traded equity securities of a Competing Business constituting less than ten percent (10%) of the outstanding securities of such class.  Further, the non-competition restrictions of Section 9.6(a) shall not apply to Mr. Sarkissian’s activities as an officer or director of FEI, Inc, nor to Aram Sarkissian, a current employee of the Company and Mr. Sarkissian’s son, nor to Mr. Ghafghaichi’s non-competitive solicitation of or non-competitive work with customers Nano Measurements, Inc. that are also customers of Purchaser.  If any Bound Party, or any Affiliate of a Bound Party, violates Section 9.6(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such violation began until such violation permanently ceases.

(c)                                  Equitable Relief.  Mr. Ghafghaichi and Mr. Sarkissian acknowledge and agree that Purchaser would be irreparably harmed by any violation of the restrictive covenant set forth in Section  9.6(a) and that, in addition to all other rights and remedies available to Purchaser under this Agreement, Purchaser will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation.

(d)                                 Representations.  Mr. Ghafghaichi and Mr. Sarkissian each represent to Purchaser that he is willing and able to engage in businesses that are not restricted pursuant to this Section 9.6 and that enforcement of the restrictive covenant set forth in this Section 9.6 will not be unduly burdensome to either of them.  Mr. Ghafghaichi and Mr. Sarkissian each acknowledge that his agreement to the restrictive covenant set forth in this Section 9.6 is a material inducement and condition to Purchaser’s willingness to enter into this Agreement, to consummate the Sale and the other transactions contemplated hereby and to perform its obligations hereunder.  Mr. Ghafghaichi and Mr. Sarkissian acknowledge and agree that the restrictive covenant and remedies set forth in this Section 9.6 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Purchaser and its Affiliates.

(e)                                  Court Modification.  Notwithstanding the foregoing, if the restrictive covenant set forth in this Section 9.6 is found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of Purchaser and its Affiliates, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 9.6 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Purchaser and its Affiliates.

ARTICLE X.
GENERAL PROVISIONS

Section 10.1                                Amendment.  This Agreement may be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto.

Section 10.2                                Extension; Waiver.  At any time prior to the Closing any Party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the other Parties contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party granting such waiver or extension and only for the specific instance for which such waiver or extension was granted.

Section 10.3                                Notices.  All notices, requests, demands, consents and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given and received to or by the Party to whom the same is so given or made: (a) if delivered by hand, on the day it is so delivered against receipt, (b) if mailed via the United States mail, certified first class mail, postage prepaid, return receipt requested, on the fifth (5th) business days after it is mailed, (c) if sent by a nationally recognized overnight courier, on the business day after it is sent or (d) if sent by facsimile transmission, on the day it is so delivered (with confirmation of receipt), at the address or fax number of such Party as set forth below, which address and fax number may be changed by notice to the other Party hereto duly given as set forth herein):

if to Purchaser, to:

Implant Sciences Corporation

107 Audubon Road

Wakefield, MA 01880

Telephone:  (781) 246-0700

Fax No.:  (781) 246-3561

Attention:  Dr. Anthony Armini

with a copy to:

Ellenoff Grossman & Schole LLP

370 Lexington Avenue, 19th Floor

New York, New York 10017

Telephone:  (212) 370-1300

Fax No.:  (212) 370-7889

Attention: Barry I. Grossman, Esq.

if to the Company Stockholders, to:

Majid Ghafghaichi

13941 Damon Lane

Saratoga, California 95070

Vahe Sarkissian

22000 Rolling Hills Road

Saratoga, California 95070

with a copy to:

White & Lee LLP

545 Middlefield Rd., Suite 250

Menlo Park, CA 94025

Telephone:  (650) 470-4001

Fax No.:  (650) 470-4099

Attention:  Mark Cameron White

Section 10.4                                Certain Interpretive Conventions.

(a)                                  In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries taken as a whole.

(b)                                 In this Agreement, any reference to a Party’s “knowledge” means the actual knowledge of each of such Party’s executive officers and directors, provided it shall be assumed that such executive officers and directors shall have made reasonable and customary inquiry of the matters presented.

(c)                                  In this Agreement, any reference to a Party conducting its business or other affairs or taking any action in the “ordinary course of business” means that such an action taken by or on behalf of such Party shall not be deemed to have been taken in the “ordinary course of business” unless such action is taken in the ordinary course of such Party’s normal day to day operations and is similar in nature and magnitude to actions customarily taken, without any separate or special authorization.

(d)                                 The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.”

(e)                                  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available.

(f)                                    The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date.

(g)                                 When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.

(h)                                 The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.5                                Entire Agreement.  This Agreement, together with the Other Documents and the instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company and Company Stockholders Disclosure Schedule, the Disclosure Schedule Update and the Purchaser Disclosure Schedule, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and is not intended to confer upon any other Person any rights or remedies hereunder.

Section 10.6                                Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.7                                Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 10.8                                Governing Law; Binding Arbitration.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to such state’s principles of conflicts of law.  The parties agree that all disputes will be resolved by binding arbitration under the rules of the American Arbitration Association.  The arbitration will be conducted by a single arbitrator mutually acceptable to the parties, to be heard (i) in Boston, Massachusetts if the dispute is raised by the Company Stockholders, or (ii) in San Francisco, California if the dispute is raised by the Purchaser.  All judgments rendered in arbitration will be enforceable in the appropriate federal or state courts located in the jurisdiction in which the arbitration is held. Notwithstanding the above, each of the Parties hereto irrevocably consents to the jurisdiction of the appropriate federal or state court located within the Commonwealth of Massachusetts, in connection with any matter based upon or arising out Sections 9.5, 9.6 and all other equitable provisions of this Agreement, and the Company Stockholders agree that they may be served upon them in any manner authorized by the laws of the Commonwealth of Massachusetts for such persons and waive and covenant not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.  IMX agrees that any claims of any kind it brings in law or equity to enforce any provisions of this Agreement will be made against both of the Company Stockholders, and not solely against one of the Company Stockholders, and IMX will use its best efforts to serve the action on both of the Company Stockholders, and not just on one of the Company Stockholders, in accordance with applicable law.  Notwithstanding the above, in the event that after using its best efforts, IMX is unable to serve one of the Company Stockholders, it may proceed with such claims.  IMX further agrees that the Company Stockholders are severally and not jointly liable for any violation of Section 9.5 and 9.6, and that IMX may only file a claim and seek remedy for a breach of Section 9.5 or 9.6 by that Company Stockholder that has breached Section 9.5 or 9.6; and not against a Company Stockholder that has not breached Section 9.5 or 9.6.

Section 10.9                                Attorneys’ Fees.  Solely in a suit in equity to enforce Section 9.5 or 9.6 of this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive a sum for its attorneys’ fees and all other costs and expenses incurred in such action or suit.

Section 10.10                          Rules of Construction.  The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.11                          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void.

Section 10.12                          Successors and Assigns.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.13                          Counterparts; Facsimile Delivery.  This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser, the Company and the Company Stockholders, have each: (i) executed this Agreement, in the case of a natural person, or (ii) caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

IMPLANT SCIENCES CORPORATION

By:	/s/ Anthony J. Armini
Name: Anthony J. Armini
Title: Chief Executive Officer and President

ACCUREL SYSTEMS INTERNATIONAL CORPORATION

By:	/s/ Majid Ghafghaichi
Name: Majid Ghafghaichi
Title: Chief Executive Officer and President

COMPANY STOCKHOLDERS

/s/ Majid Ghafghaichi
Majid Ghafghaichi

/s/ Vahe Sarkissian
Vahe Sarkissian

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SCHEDULE A

Defined Terms

When used in this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Affiliate” or “Affiliates” of a specified Person is a Person or Persons that: (i) directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified or (ii) in the case of a natural person, is a spouse, linear ancestor or linear descendant of any such specified person or (iii) in the case of a natural person, is a legal representative or trustee of any such specified persons or (iv) is an officer, director, trustee, employee, stockholder, member, partner, principal or trust for the benefit of any entity or Person referred to in the preceding clauses (i), (ii) or (iii)..

“Books and Records” shall mean all books and records produced by or in the possession of the Company or its accountants, attorneys or advisors pertaining to the Company, including, without limitation, those Books and Records pertaining to: (i) the Company Intellectual Property, (ii) the business of the Company, (iii) Persons in privity of contract with the Company, (iv) the products, products in development, proposed products, customers, distributors and suppliers of the Company, (v) minutes of stockholder and directors meetings, (vi) the Accurel Stock and (vii) all financial statements, ledgers, spreadsheets, work papers, tax returns and other information relevant to the financial condition of the Company or such returns.

“Accurel Stock” shall mean all outstanding shares of the Company’s common stock,         par value, and all outstanding shares of any other capital stock of the Company immediately prior to the Closing.

“Company and Company Stockholders Disclosure Schedule” shall mean a separate disclosure schedule of the Company and the Company Stockholders, dated as of the Execution Date and delivered by the Company and the Company Stockholders to the Purchaser prior to the execution and delivery of this Agreement and accepted in writing by the Purchaser.

“Company Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of the Company; provided, however, that any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which the Company participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where the Company has material operations or sales shall not be taken into account in determining whether there has been or will be a Company Material Adverse Effect.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through: (i) the ownership of voting shares (ii) general partnership or managing member interests (iii) common directors or trustees or (iv) by enforceable contract or otherwise.

“Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

“Environmental Approvals” shall mean all permits, licenses, authorizations and approvals required under Environmental Law with respect to the operation or conduct of its business or the ownership or operation of the Property and Facilities.

“Environmental Law” shall mean any statute, law (including common law), treaty, ordinance, rule, regulation, code, policy, license, permit, consent, approval, judgment, order, administrative order or decision, decree or injunction of any Governmental Entity relating to the protection of human health or the environment (including air, water, soil and natural resources), or the generation, treatment, manufacturing, use, storage, handling, recycling, presence, release, disposal, transportation or shipment of any Hazardous Material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

 “Facilities” shall mean all buildings and improvements on the Property.

“Hazardous Material” shall mean any material, substance, waste, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Entity or under any Environmental Law, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, or any substance that is or contains polychlorinated biphenyls (PCB’s), radon gas, urea formaldehyde, asbestos-containing materials (ACM) or lead.

“IMX Stock” shall mean the shares of Purchaser’s common stock, $0.10 par value, to be received by the Company Stockholders in payment of the Purchase Price for the Accurel Stock.

“Intellectual Property” shall mean:

(i)                                     patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part, reissues and renewal applications), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any such jurisdiction; research and development data formulae, know-how, proprietary processes, algorithms, models and methodologies, technical information, designs, procedures, laboratory notebooks, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person;

(ii)                                  inventions and discoveries, whether patentable or not and whether or not reduced to practice, in any domestic or foreign jurisdiction;

(iii)                               trademarks, service marks, trade names, brand names, certification marks, designs, logos and slogans, domain names, commercial symbols, business name registrations, domain names, trade dress and other indications of origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application;

(iv)                              registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof;

(v)                                 writings and other works of authorship of any type (including the content contained on any web site), whether copyrightable or not, in any such jurisdiction; computer software (whether in source code or object code form), databases, compilations and data; and

(vi)                              any other technology or intellectual property or proprietary or other rights therein of any type or nature.

“Law” or “Laws” shall mean any foreign, federal, state or local law, statute, order, rule, regulation, policy or guideline enacted, promulgated or administered, or judgments, holdings, decisions or orders entered by, any Governmental Entity.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty, endorsement or cause of action of or by any Person, absolute or contingent, accrued or unaccrued, reserved or unreserved, due or to become due, liquidated or unliquidated.

“Liens” shall mean mortgages, pledges, claims, restrictions, infringements, liens, charges, encumbrances and security interests and claims of any kind or nature whatsoever.

“Person” shall mean any individual or any foreign or domestic corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, any other business association or any trust or any other entity.

“Property” shall mean all real property leased or owned by the Company or their respective Affiliates in connection with the Company, in each case either currently or in the past.

“Purchaser Disclosure Schedule” shall mean a separate disclosure schedule of the Purchaser dated as of the Execution Date and delivered by Purchaser to the Company Stockholders prior to the execution and delivery of this Agreement and accepted in writing by the Company Stockholders.

“Purchaser Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Purchaser and its subsidiaries, taken as a whole; provided, however, that any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Purchaser and its subsidiaries participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where the Purchaser or any of its subsidiaries has material operations or sales shall not be taken into account in determining whether there has been or will be a Purchaser Material Adverse Effect.

“Securities Act” shall mean the Securities Act of 1933, and all rules and regulations promulgated thereunder, each as amended from time to time.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.